EXHIBIT 99

                   [National Auto Finance Company, Inc. Logo]

Contact:          Joel B. Ronkin
                  Vice President
                  (800) 999-7535


                       NATIONAL AUTO FINANCE COMPANY, INC.
                       ANNOUNCES FIRST QUARTER RESULTS AND
             RESIGNATION OF ITS CHAIRMAN AND CHIEF EXECUTIVE OFFICER

BOCA RATON, Fla. (May 18, 1998) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today reported a loss of approximately $5.2 million, or $0.57 per share, for the first quarter ended March 31, 1998, compared with a restated loss of approximately $6.2 million, or $0.89 per share, for the year-earlier period. Total revenues for the first quarter of 1998 were approximately $2.1 million compared with approximately $2.8 million a year ago.

         National Auto Finance also announced that, after delivering to the Company's Board of Directors a proposed three-year strategic realignment plan for the future operations of the Company, Gary L. Shapiro resigned as Chairman and Chief Executive Officer of the Company, effective May 15, 1998. Mr. Shapiro remains a director of the Company. Keith B. Stein, the Company's Vice Chairman, Chief Financial Officer and Treasurer, has been appointed Chief Executive Officer of the Company on an interim basis.

         The first quarter 1998 loss was primarily the result of the valuation of the Company's retained interest in securitizations, and, in particular, the discounting of spread accounts. The Company was required to deposit $15.3 million in cash into the spread accounts for its Master Trust as additional credit enhancement, which cash was then discounted using a rate of 14%, reducing the securitization income reported for the first quarter.

         As previously  reported,  in January 1997, the Company adopted SFAS No.
125. Since then, the Company has undertaken a continuing process of refining the assumptions and methodologies used to measure the fair value of its retained interest in securitizations based upon historical performance of its loan portfolio. This process of refinement has resulted in changes to certain assumptions and methodologies previously employed in each of the first three quarters of 1997 and, as a result thereof, and as previously indicated, the Company will restate the results of each of the first, second and third quarters of 1997 to allocate the effects of these changes appropriately throughout such quarters. The restated results for the first quarter of 1997 reported herein primarily result from the application of such changes in assumptions and methodologies, including, in particular, the discounting of the spread accounts.

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NAFI Reports First Quarter Results
Page 2
May 18, 1998
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         Delinquencies  decreased during the first quarter ended March 31, 1998, relative to the fourth quarter ended March 31, 1997. Loans that were 31 days or more delinquent as of March 31, 1998, represented 7.40% of contracts purchased and serviced by NAFI, down from 9.75% as of December 31, 1997. The ratio of loans which were 61 days or more delinquent was 2.4%, down from 3.4% as of December 31, 1997.

         The Company reported that purchases of motor vehicle retail installment sales contracts from automobile dealers and through its portfolio acquisition program totaled $49.0 million for the quarter ended March 31, 1998, an increase of 37% over loan purchase volume of $35.8 million for the prior-year period.

         Because of the aforementioned financial results for the first quarter of 1998 and for the year ended December 31, 1997, the Company is in violation of various financial covenants in agreements with certain of its lenders, and is seeking waivers of those covenant violations. There is no assurance, however, that the Company will be successful in obtaining those waivers, in which case such lenders may accelerate the maturity of their debt. Additionally, the Company is in discussions with its warehouse facility lender to continue availability under that facility. If the Company is unsuccessful in those discussions, the Company may not be able to fund the purchase of additional loans on an ongoing basis.

         Keith B. Stein, the Company's Chief Executive Officer, stated, "We are disappointed with the reported results of the first quarter of 1998, and believe that the application of SFAS No. 125 in reporting such results may not truly reflect the expected future performance of the Company's loan portfolio. The Company is continuing to develop a plan to strategically realign its operations and expects to complete the development of that plan in the near future. We believe that this new plan, once implemented, will strengthen the Company's long-term business prospects. We are also working closely with our lenders to give the Company the best chance of success in the future. The Company wishes to express its appreciation to Mr. Shapiro for his extensive efforts over the past four years on behalf of the Company. We look forward to his continued participation in the Company's affairs as a director."

         The Company also announced today the retention of BDO Seidman, LLP as the Company's auditor for fiscal 1998, and the termination of KPMG Peat Marwick LLP as the Company's auditor.

         National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing

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NAFI Reports First Quarter Results
Page 3
May 18, 1998
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alliances  with  financial  and  other   institutions   that  have   established
relationships with dealers. The Company has contractual relationships with approximately 2,600 dealers in 40 states.

         This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and in certain other reports filed by the Company with the Securities and Exchange Commission.


                       NATIONAL AUTO FINANCE COMPANY, INC.
                   Condensed Consolidated Statements of Income
                 (In thousands, except earnings per share data)


                                                     First Quarter Ended
                                                          March 31,
                                                 ----------------------------
                                                    1998              1997
                                                 ----------        ----------
                                                                   (Restated)
Revenue:
    Securitization related income             $          74    $       2,052
    Other income                                      2,046              745
                                               -------------    -------------
       Total revenue                                  2,120            2,797

Total expenses                                        7,252            3,984
                                               -------------    -------------
Loss before income taxes                             (5,132)          (1,187)
Income taxes (benefit)                                   --             (457)
                                               -------------    -------------

Net loss before taxes from reorganization
 of partnership                                      (5,132)            (730)
Income taxes from reorganization
 of partnership                                          --            5,416
                                               -------------    -------------
Net loss                                             (5,132)          (6,146)
Preferred stock dividends                                40               27
                                               -------------    -------------

Loss attributed to common shareholders        $      (5,172)   $      (6,173)
                                               =============    =============

Loss per common share - basic and diluted     $       (0.57)   $       (0.89)

Weighted average common shares outstanding
 - basic and diluted                                  9,031            6,898





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NAFI Reports First Quarter Results
Page 4
May 18, 1998
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                       NATIONAL AUTO FINANCE COMPANY, INC.
                      Condensed Consolidated Balance Sheets
                             (Dollars in thousands)


                                                   March 31,       December 31,
                                                     1998              1997
                                                -------------     -------------
Assets:
    Cash and cash equivalents                   $      26,724    $      26,467
    Retained interest in securitizations,
     at fair value                                     45,100           31,569
    Furniture, fixtures and equipment                   2,430            2,262
    Deferred financing costs                            3,168            2,539
    Other assets                                        2,791            2,038
                                                 -------------    -------------
       Total assets                             $      80,213    $      64,875
                                                 =============    =============

Liabilities:
    Subordinated debt                           $      54,714    $      36,486
    Other liabilities                                   5,373            5,095
                                                 -------------    -------------
       Total liabilities                               60,087           41,581

Mandatorily redeemable preferred stock                  2,336            2,336

Total stockholders' equity                             17,790           20,958
                                                 -------------    -------------
       Total liabilities, mandatorily
        redeemable preferred stock and
          stockholders' equity                  $      80,213    $      64,875
                                                 =============    =============


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